Exhibit 10.160

AMENDMENT TO AGREEMENT

WHEREAS, Mellon Financial Corporation (“Mellon”) and Steven G. Elliott, an employee (the “Executive”) have previously entered into an agreement regarding Executive’s employment and the possibility of a change in control, dated as of February 1, 1997 (the “Change in Control Agreement”), as amended on December 22, 2006 as part of the Amendment to Agreements in contemplation of the merger of Mellon and The Bank of New York Company, Inc., on July 5, 2007, and on October 24, 2008 as part of the The Bank of New York Mellon Corporation’s participation in the United States Department of Treasury’s TARP Capital Purchase Program; and

WHEREAS, the parties desire to further amend the Change in Control Agreement in a manner which reflects the parties best efforts to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for the benefit of the Executive;

NOW THEREFORE, the Company and the Executive, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, agree that the Change in Control Agreement shall be amended as follows:

1. Section l(j) of the Change in Control Agreement shall be amended and restated to read in its entirety as follows (for convenience, additional language is shown in bold but deletions are not shown):

“Termination Period” means the period of time beginning with a Change in Control and ending three (3) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control that also qualifies as a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets the Company under Section 409A of the Code (a “409A CIC”) and involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change of Control.

2. The last paragraph of Section 4(a) of the Change in Control Agreement shall be amended and restated to read in its entirety as follows:

The amounts set forth in Section 4(a)(i)(A) and (C) shall be payable on the first regularly scheduled payroll date following the Date of Termination. The amounts set forth in Section 4(a)(i)(B) shall be payable on the date set forth and in accordance with the terms of the plan under which the bonus is provided. The amounts set forth in Section 4(a)(ii) shall be payable in a single lump sum 30 days following the separation from service; provided that if Executive is a Specified Employee under Section 409A of the Code on the termination of employment then such amounts payable by reason of separation from service shall be paid on the first day following the six month anniversary of the Executive’s separation from service; provided further that if such amount is paid by reason of the circumstances described in Section l(j), then payment shall be made upon the 409A CIC or, if later, the first day following the six-month anniversary of the

Executive’s separation from service in the case where the Executive is a Specified Employee under Section 409A of the Code upon termination.

3. The following additional sentence shall be added to the end of Section 4(d) of the Change in Control Agreement:

Additional payments may not be made in replacement or substitution of any deferred compensation.

4. The last two sentences of Section 7 of the Change in Control Agreement, added pursuant to the amendment of July 5, 2007, shall be deleted and the following sentences shall be added in replacement:

Such reasonable legal fees and expenses incurred by Executive shall be reimbursed within ten (10) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, if Executive is a Specified Employee under Section 409A of the Code upon termination, then no such amounts may be paid until the first day following the six month anniversary of the Date of Termination. Notwithstanding the foregoing, in no event shall payments be made later than the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred.

5. Except as provided in this amendment, the Change in Control Agreement is, in all other respects, unchanged and is and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have executed this amendment, in duplicate, on the dates set forth below.

THE BANK OF NEW YORK MELLON CORPORATION

By:		12/12/08
Name:	Lisa B. Peters	Date Signed
Title:	Senior Executive Vice President

Executive

12-15-08
Steven G. Elliott		Date Signed